Exhibit 10.1

Maintenance Agreement

This maintenance agreement (this “Agreement”) is made and entered into as of November 13, 2025 (the “Effective Date”), by and between Mast Hill Fund, L.P., a Delaware limited partnership (the “MHF”) and Odyssey Health, Inc., a Nevada corporation (“Service Provider”), regarding the facility identified on Schedule III attached hereto (the “Facility”). MHF and Service Provider are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS, Service Provider is in the business of providing maintenance and other services for commercial facilities and has the knowledge, skill, and capacity to perform services required at the Facility;

WHEREAS, MHF desires to engage Service Provider to provide certain maintenance services at the Facility;

WHEREAS, pursuant to this Agreement, Service Provider, as debtor, shall issue that certain convertible note in the original principal amount of $2,262,000.00 in favor of MHF, as holder, on the Effective Date (the “Convertible Note”), the form of which is attached hereto as Exhibit A.

THEREFORE, in consideration of the foregoing and the mutual premises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Services. Service Provider is hereby retained by MHF to provide the services set forth on Schedule I attached hereto and incorporated herein by reference, with respect to the Facility (the “Services”). Service Provider shall perform the Services in accordance with the details set forth in Schedule I. Service Provider may provide supplemental or additional services as agreed upon by the Parties in writing.

2. Service Requirements.

a.	The Services delivered hereunder shall conform in all material respects to the specifications set forth in Schedule I and any other requirements reasonably established by MHF or as agreed upon by the Parties in writing. Service Provider agrees to use sound and professional principles and practices in accordance with normally accepted industry standards in rendering Services hereunder. Service Provider further agrees that performance shall reflect the best professional knowledge, skill, and judgment of Service Provider. Service Provider shall furnish competent personnel for fulfillment of the Services and all obligations hereunder. If MHF deems Service Provider personnel unsatisfactory to perform the Services due to failure by such personnel to comply with the specifications set forth in Schedule I or as otherwise agreed by the Parties, Service Provider shall remove such personnel immediately and without a material interruption to the provision of the Services.

b.	In the event that the provision of the Services requires the services of a third party, Service Provider shall communicate such need to MHF’s designee (the “Designee”), which Designee MHF shall designate in its sole discretion in writing from time to time to Service Provider, and such Designee shall engage the appropriate third parties to provide such services; provided, however, that Service Provider shall be responsible to pay all fees of Designee and third party service providers (together “Third Party Service Provider Fees”). For the avoidance of doubt, Service Provider represents and warrants that all Services provided pursuant to this Agreement shall be performed by employees of Service Provider unless, and only to the extent that, MHF has agreed to and consented in writing to the subcontracting of such Services by Service Provider.

3. Fees. For Services rendered by Service Provider under this Agreement, MHF or its Designee shall pay Service Provider in accordance with the fee schedule in Schedule II attached hereto and incorporated herein by reference (the “Fees”). MHF and Service Provider acknowledge and agree that the Fees are inclusive of Service Provider’s operating cost in providing the Services, and Service Provider is not entitled to any further compensation to cover expenses incurred in its performance of the Services. In addition, in consideration for (i) MHF’s execution of this Agreement and (ii) MHF’s payment of the fees of $52,000.00 (the “Admin Payment”) to the Service Provider or its designee on or around the Effective Date, the Service Provider shall issue the Convertible Note to MHF on the Effective Date. The Convertible Note shall be earned in full by MHF on the Effective Date. The Service Provider hereby directs MHF to pay the Admin Payment on or around the Effective Date as follows: (i) $25,000.00 to Anchor Administrative Group LLC (“AdminCo”) and (ii) $27,000.00 to MHF’s legal counsel for reimbursement of MHF’s legal expenses in connection with the preparation of the Convertible Note.

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4. Payment. Unless otherwise agreed by the Parties in writing, MHF or its Designee shall pay the Fees to Service Provider through the custodial account maintained by Designee and established at the bank chosen at MHF’s sole discretion. In the event of a material breach by Service Provider which is subject to cure pursuant to Section 6(a) of this Agreement, Service Provider shall not be entitled to payment under this Section 4 until such breach has been cured to MHF’s reasonable satisfaction. Further, in the event of a material breach by Service Provider which is not cured or not subject to cure pursuant to Section 6(a) of this Agreement, Service Provider shall not be entitled to payment under this Section 4 and shall refund all Fees paid since the occurrence of such breach. Further, in the event of a breach under Section 6(b) of this Agreement, Service Provider shall remit to MHF in cash all Fees received pursuant to this Agreement since the occurrence of the event that Service Provider failed to disclose; provided, however, that MHF shall be entitled to add the amount of such Fees to the principal balance of the Convertible Note (if such Convertible Note is still in existence at such time) in lieu of Service Provider’s remittance of such Fees in cash to MHF.

5. Fair Market Value. The amounts to be paid as Fees hereunder have been determined by the parties through good faith and arms-length bargaining to be the fair market value of the Services to be provided hereunder and all transactions contemplated herein. No amount paid or to be paid hereunder is intended to be, nor shall it be construed as an offer, inducement or payment, whether directly or indirectly, overtly or covertly, for the referral by Service Provider of customers for the Facility, or as an inducement to recommend or arrange the purchase or lease of any item or service at the Facility.

6. Term. The term of this Agreement shall commence on the Effective Date and terminate on January 31, 2034 (the “Term”), provided, however, that the final payment of the Fees shall be paid on the 1st business day of February 2034, as provided in Schedule II attached hereto. Notwithstanding the foregoing, Service Provider may terminate this Agreement upon thirty (30) days’ written notice. Notwithstanding anything to the contrary in this Agreement, MHF may immediately terminate this Agreement by providing written notice of termination upon the occurrence of:

a.	Service Provider’s material breach of any covenant, agreement, or other term or condition contained in this Agreement, subject to Service Provider’s right to cure such breach to MHF’s reasonable satisfaction within ten (10) business days, if such breach is capable of being cured; provided, that such cure period begins on the earlier of: (i) the date Service Provider receives notice from MHF demanding cure of such default or (ii) the first date that any officer, manager, agent, or director of Service Provider has actual knowledge of the existence of the breach; and, further provided, that if the breach is capable of being cured but ten (10) business days is not a reasonable period of time to cure it, then the cure period shall be extended by an additional five (5) business days so long as Service Provider has reasonably begun the process to cure such breach in good faith; but, further provided, that the aforementioned cure period shall not apply to the second occurrence of any such material breach;, whether such breach is capable of cure or not;
b.	Service Provider’s failure to communicate either: (i) a known material breach under this Agreement to MHF within two (2) business days of the first date that any officer, manager, agent, or director of Service Provider has actual knowledge of the existence of the breach; or (ii) the occurrence of any events in Sections 6(c) through 6(n) of this Agreement to MHF within five (5) business days of the first date that any officer, manager, agent, or director of Service Provider has actual knowledge of the existence of the event;
c.	A court, agency, or governmental entity’s determination that the Service Provider requires a license, permit or similar authorization to provide the Services, and Service Provider fails to obtain such license within ten (10) business days of such determination;
d.	The occurrence of an Event of Default (as defined in the Convertible Note) under the Convertible Note;
e.	Bankruptcy, insolvency, reorganization or liquidation proceedings, or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors being instituted by or against Service Provider;
f.	Termination of a facility customer contract due to any Services performed or failed to be performed by Service Provider;
g.	The occurrence of an Event of Default (as defined in the Master Note (as defined herein)) under that certain promissory note in the principal amount of up to $25,000,000 issued by Service Provider to MHF on or around the Effective Date (the “Master Note”);
h.	Service Provider’s Common Stock (as defined in the Convertible Note) being (i) suspended from trading, (ii) halted from trading, or (iii) not listed or quoted on a Principal Market (as defined in the Convertible Note);

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i.	Any money judgment, writ, or similar process being entered or filed against Service Provider or any subsidiary of Service Provider or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days;
j.	Service Provider’s attempt to finance, encumber, or leverage the Fees or any other receivables under this Agreement with any third party lender or financier without the prior written consent of MHF;
k.	Service Provider enters into any merchant cash advance transaction, sale of receivables transaction, or any other similar transaction without the prior written consent of MHF;
l.	The failure by Service Provider to maintain any intellectual property rights, personal property, real property or other assets which are necessary to conduct its business;
m.	The Service Provider fails to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and/or ceases to be subject to the reporting requirements of the 1934 Act; or
n.	The Service Provider effectuates any Fundamental Transaction (as defined in the Convertible Note) (each a “Fundamental Transaction”) or enters into any transaction documents for the effectuation of any Fundamental Transaction unless Service Provider first obtains written consent from MHF.

7. Effect of Termination; Survival. MHF’s rights to the Convertible Note shall be earned in the entirety on the Effective Date. For the avoidance of doubt, MHF shall retain all rights to the Convertible Note even if this Agreement is terminated in accordance with the terms of this Agreement.

8. Indemnification. From and after the Effective Date, Service Provider shall indemnify and hold harmless MHF, the facility owner identified on Schedule IV attached hereto (collectively with each subsequent owner of the Facility, the “Facility Holder”), and Designee (collectively, “MHF Indemnitees”), and each of MHF Indemnitees’ respective affiliates and each of MHF Indemnitees’ respective equity holders, directors, limited liability company managers, partners, officers, lenders, successors and permitted assigns of any of the foregoing from and against all losses included by such MHF Indemnitees arising out of, resulting from, or relating to (i) any breach by Service Provider of this Agreement or any agreements contemplated by this Agreement, (ii) any liability for taxes, or (iii) any failure to maintain required licenses, permits, or similar authorization required to provide the Services

9. Insurance. Service Provider shall obtain and maintain, in full force and effect during the Term, at its sole cost and expense, comprehensive professional liability insurance coverage with an insurance carrier reasonably acceptable to MHF, under which the MHF or Facility, as applicable, shall be named as the insured and Service Provider as an additional insured to protect against any liability incident relating to the provision of the Services at the Facility. Such insurance coverage shall not be less than $1,000,000 per claim and $1,000,000 in the aggregate. If such insurance is on a claims made basis, it shall include an extending reporting endorsement or tail coverage covering acts or occurrences during the Term as to which claims may be asserted after the termination of this Agreement. Such policy or policies of insurance shall provide that MHF shall receive written notice not less than thirty (30) days prior to the cancellation of or material change in coverage. At MHF’s request, Service Provider shall furnish certificates, endorsements, and copies of all insurance policies.

10. Independent Contractors. The Parties acknowledge and agree that Service Provider is an independent contractor with regard to the provision of the Services under this Agreement. Accordingly, Service Provider shall be responsible for the payment of all taxes, including federal, state, and local taxes arising out of Service Provider’s provision of the Services. In addition to any obligations under Section 8 hereof, Service Provider shall indemnify and hold harmless MHF from all of Service Provider’s tax obligations attributable to the Fees paid under this Agreement.

11.    Certain Encumbrances. Service Provider acknowledges and agrees that Facility Holder may, from time to time, and in its sole discretion, mortgage or otherwise encumber the Facility in favor of a third party (a “Facility Encumbrance”). In the event of a Facility Encumbrance, the Fees payable under this Agreement are subordinate to, junior to, and subject to the payments due pursuant to the Facility Encumbrance. Service Provider acknowledges and agrees that this Agreement and the transactions contemplated herein do not create or intend to create a Facility Encumbrance with respect to the Facility.

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12. Miscellaneous.

a. Entire Agreement. This Agreement, including the exhibits or schedules hereto, represents the entire agreement between the Parties and supersedes all prior and contemporaneous written or oral agreements and all other communications between the Parties relating to the Services to be rendered hereunder. Any additions, deletions, or modifications shall not be binding on either Party unless accepted and approved in writing by duly authorized representatives of both Parties. In the event of any contradictory provisions between this Agreement and the terms of any exhibits, attachments or schedules hereto, the terms set forth in the body of this Agreement shall prevail, provided, however, the terms of such exhibit, attachment, or schedule hereto shall prevail such terms include reference to the provision of this Agreement which they supersede.

b. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and shall be transmitted by email addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, or delivery by e-mail whose receipt of which is acknowledged by the intended recipient by means of email reply or other written notice described under this subsection, or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The address for such communications shall be:

If to MHF, to:

Mast Hill Fund, L.P.

150 Grossman Drive, Suite 205

Braintree, MA 02184

Email: admin@masthillfund.com Attn: Patrick Hassani

If to Service Provider, to:

Odyssey Health, Inc.

2300 West Sahara Avenue, Suite 800 - #4012

Las Vegas, NV 89102

Email: mredmond@odysseyhealthinc.com

Attn: Joseph Michael Redmond

With Copy which shall not Constitute Notice:

Joshua D. Brinen, Esq.

Brinen & Associates, LLC

90 Broad Street, Tenth Floor

New York, New York 10004

service@brinenlaw.com

c. Amendments. This Agreement and any provision hereof may only be amended by an instrument in writing signed by the Parties. The term “Agreement” and all references thereto, as used throughout this Agreement, shall mean this Agreement as originally executed, or if later amended or supplemented, then as so amended or supplemented.

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d. Assignability. This Agreement shall be binding upon Service Provider and its successors and assigns and shall inure to the benefit of MHF and its successors and assigns. Service Provider shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of MHF. MHF may assign its rights hereunder upon thirty (30) days’ prior written notice to Service Provider.

e. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, and performance of this Agreement shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of laws provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of Nevada. Any action brought by Service Provider concerning the transactions contemplated by this Agreement or any other agreement, certificate, instrument, or document contemplated hereby shall be brought only in a state or federal court located in the State of Nevada. Any action brought by Facility Holder concerning the transactions contemplated by this Agreement or any other agreement, certificate, instrument, or document contemplated hereby shall be brought only in either (i) a state or federal court located in the State of Nevada, or (ii) a state or federal court located in the State of Nevada. Service Provider hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any objection to jurisdiction and venue of any action instituted hereunder in accordance with this subsection, any claim that it is not personally subject to the jurisdiction of any such court, and any claim that such suit, action, or proceeding is brought in an inconvenient forum or that the venue of such suit, action, or proceeding is improper (including, but not limited to, based upon forum non conveniens). SERVICE PROVIDER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY. The Service Provider irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other agreement, certificate, instrument or document contemplated hereby or thereby by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to Service Provider at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The prevailing party in any action or dispute brought in connection with this Agreement or any other agreement, certificate, instrument or document contemplated hereby or thereby shall be entitled to recover from the other party its reasonable attorney’s fees and costs. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

f. Convertible Note. The Parties shall be bound by the applicable terms of the Convertible Note, as amended, and any other documents entered into in connection herewith and therewith.

g. Remedies. Service Provider acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to MHF by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, Service Provider acknowledges that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by Service Provider of the provisions of this Agreement, that MHF shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction restraining, preventing or curing any breach of this Agreement and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

h. Construction; Headings. This Agreement shall be deemed to be jointly drafted by the Parties and shall not be construed against any person as the drafter hereof. The headings of this Agreement are for convenience of reference and shall not form part of or affect the interpretation of this Agreement.

i. Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law (including any judicial ruling), then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Agreement.

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j. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

k. Electronic Signature. This Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf or any other form of electronic delivery (including any electronic signature complying with U.S. federal ESIGN Act of 2000)) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the authorized representatives of the Parties as of the Effective Date.

MAST HILL FUND, L.P.

By:	/s/ Patrick Hassani
Name: Patrick Hassani Its: Chief Investment Officer

ODYSSEY HEALTH, INC.

By:	/s/ Joseph Michael Redmond
Name: Joseph Michael Redmond Its: Chief Executive Officer

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SCHEDULE I

Scope of Services

Repairs/Maintenance/Construction/Landscaping/Property Maintenance to go through Designee

Clear and professional communication with tenants regarding access, repair timelines, and disruptions through MHF’s preferred tenant portal as designated in writing by MHF to Service Provider

CAM (common area maintenance) to go through Designee

Regular inspection of property for any maintenance needs

Pest control

Emergency response protocol (24/7 availability for certain acute issues, e.g. water leaks, electrical outages, etc.)

Maintenance logs and reporting (maintain digital records of all inspections, repairs, requests that occur on-site outside of what we capture in our tenant portal)

Maintenance inventory management (track supplies and equipment on-site and notify Designee before restocking is needed)

Code compliance (fire extinguishers, exit signs, ADA, etc)

Damage and vandalism reporting (photo documentation, coordinate with authorities and insurance if necessary)

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SCHEDULE II

Fees

Fee Calculation

The Fees shall be payable on the 1st business day of each calendar month, beginning on the 1st business day of the calendar month after the Effective Date and ending on the 1st business day of February 2034 (for the avoidance of doubt, each payment of Fees shall consist of the Fees earned for the services performed by Service Provider under the Agreement during the immediately preceding calendar month), in the amount equal to:

Gross rental income from the Facility (“Rental Receivables”) from the immediately preceding calendar month minus the sum of the following from the immediately preceding calendar month: (i) monthly insurance payments, (ii) taxes, (iii) utilities, and (iv) Third Party Service Provider Fees, if any;

minus 5% of the Rental Receivables (collectively, the “Maintenance Reserve”), until such Maintenance Reserve exceeds $50,000 (the “Maintenance Reserve Threshold”); provided, if the Maintenance Reserve is ever less than the Maintenance Reserve Threshold, 5% of the Rental Receivables per month shall again be deducted until the Maintenance Reserve amount again exceeds the Maintenance Reserve Threshold.

Whenever any amount of Fees is expressed to be due by the terms of the Agreement is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day.

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SCHEDULE III

701 South 17th St, West Columbia, TX 77486

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SCHEDULE IV

Caddo Coyote LLC, a Texas limited liability company

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EXHIBIT A

(see attached)

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